Exhibit (k)(6)

FORM OF INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (“Agreement”) is made and entered into as of the ____ day of ___________, 2016, by and between CION Ares Diversified Credit Fund, a Delaware statutory trust (the “Fund”), and ____________ (“Indemnitee”).

WHEREAS, at the request of the Fund, Indemnitee currently serves as a trustee of the Fund;

WHEREAS, Indemnitee may be subjected to claims, suits or proceedings arising as a result of Indemnitee’s service as a trustee of the Fund;

WHEREAS, as an inducement to Indemnitee to serve or continue to serve as a trustee, the Fund has agreed to indemnify and to advance expenses and costs incurred by Indemnitee in connection with any such claims, suits or proceedings, to the maximum extent permitted by law; and

WHEREAS, the parties by this Agreement desire to set forth their agreement regarding indemnification and advance of expenses.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Fund and Indemnitee do hereby covenant and agree as follows:

Section 1.          Definitions. For purposes of this Agreement:

(a)       “Corporate Status” means the status of a person as a present or former trustee, officer, employee or agent of the Fund or as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving in such capacity at the request of the Fund. As a clarification and without limiting the circumstances in which Indemnitee may be serving at the request of the Fund, service by Indemnitee shall be deemed to be at the request of the Fund: (i) if Indemnitee serves or served as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any corporation, partnership, limited liability company, joint venture, trust or other enterprise (1) of which a majority of the voting power or equity interest is owned directly or indirectly by the Fund or (2) the management of which is controlled directly or indirectly by the Fund and (ii) if, as a result of Indemnitee’s service to the Fund, Indemnitee is subject to duties by, or required to perform services for, an employee benefit plan or its participants or beneficiaries, including as deemed fiduciary thereof.

(b)       “Disinterested Trustee” means a trustee of the Fund who is not and was not (i) a party to the Proceeding in respect of which indemnification and/or advance of Expenses is sought by Indemnitee and (ii) an “interested person” of the Fund, as defined in Section 2(a)(19) of the Investment Company Act.

(c)       “Effective Date” means the date set forth in the first paragraph of this Agreement.

(d)       “Expenses” means any and all reasonable and out-of-pocket attorneys’ fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, ERISA excise taxes and penalties and any other disbursements or expenses incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in or otherwise participating in a Proceeding. Expenses shall also include Expenses incurred in connection with any appeal resulting from any Proceeding including, without limitation, the premium, security for and other costs relating to any cost bond, supersedes bond or other appeal bond or its equivalent.

(e)       “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters under the Investment Company Act and neither is, nor in the past five years has been, retained to represent: (i) the Fund or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement or of other indemnitees under similar indemnification agreements), or (ii) any other party to or participant or witness in the Proceeding giving rise to a claim for indemnification or advance of Expenses hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Fund or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(f)        “Investment Company Act” means the Investment Company Act of 1940, as amended.

(g)       “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other proceeding, whether brought by or in the right of the Fund or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative (formal or informal) nature, including any appeal therefrom, except one pending or completed on or before the Effective Date, unless otherwise specifically agreed in writing by the Fund and Indemnitee. If Indemnitee reasonably believes that a given situation may lead to or culminate in the institution of a Proceeding, such situation shall also be considered a Proceeding.

Section 2.          Services by Indemnitee. Indemnitee serves as a trustee of the Fund. However, this Agreement shall not impose any independent obligation on Indemnitee or the Fund to continue Indemnitee’s service to the Fund. This Agreement shall not be deemed an employment contract between the Fund (or any other entity) and Indemnitee.

2

Section 3.          General. The Fund shall indemnify, and advance Expenses to, Indemnitee (a) as provided in this Agreement and (b) otherwise to the maximum extent permitted by applicable law in effect on the Effective Date and as amended from time to time; provided, however, that no change in applicable law shall have the effect of reducing the benefits available to Indemnitee hereunder based on applicable law as in effect on the Effective Date. The rights of Indemnitee provided in this Section 3 shall include, without limitation, the rights set forth in the other sections of this Agreement, including any additional indemnification permitted by Section 3817 of the Delaware Statutory Trust Act.

Section 4.          Standard for Indemnification. If, by reason of Indemnitee’s Corporate Status, Indemnitee is, or is threatened to be, made a party to any Proceeding, the Fund shall indemnify Indemnitee against all judgments, penalties, fines and amounts paid in settlement and all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with any such Proceeding unless it is established that (a) the act or omission of Indemnitee was material to the matter giving rise to the Proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) Indemnitee actually received an improper personal benefit in money, property or services or (c) in the case of any criminal Proceeding, Indemnitee had reasonable cause to believe that his conduct was unlawful.

Section 5.          Certain Limits on Indemnification. Notwithstanding any other provision of this Agreement (other than Section 6), Indemnitee shall not be entitled to:

(a)       indemnification hereunder if the Proceeding was one by or in the right of the Fund and Indemnitee is adjudged, in a final adjudication of the Proceeding not subject to further appeal, to be liable to the Fund;

(b)      indemnification hereunder if Indemnitee is adjudged, in a final adjudication of the Proceeding not subject to further appeal, to be liable on the basis that personal benefit was improperly received in any Proceeding charging improper personal benefit to Indemnitee, whether or not involving action in the Indemnitee’s Corporate Status; or

(c)       indemnification or advance of Expenses hereunder if the Proceeding was brought by Indemnitee, unless: (i) the Proceeding was brought to enforce indemnification under this Agreement, and then only to the extent in accordance with and as authorized by Section 12 of this Agreement, or (ii) the Fund’s Declaration of Trust or Bylaws, a resolution of the shareholders entitled to vote generally in the election of trustees or of the Board of Trustees of the Fund (the “Board”) or an agreement approved by the Board to which the Fund is a party expressly provide otherwise.

Section 6.          Court-Ordered Indemnification. Notwithstanding any other provision of this Agreement, a court of appropriate jurisdiction, upon application of Indemnitee and such notice as the court shall require, may order indemnification of Indemnitee by the Fund in such circumstances as it may determine is permitted by applicable law.

3

Section 7.          Indemnification for Expenses of an Indemnitee Who is Wholly or Partially Successful. Notwithstanding any other provision of this Agreement, and without limiting any such provision, to the extent that Indemnitee was or is, by reason of his Corporate Status, made a party to (or otherwise becomes a participant in) any Proceeding and is successful, on the merits or otherwise, in the defense of such Proceeding, Indemnitee shall be indemnified for all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Fund shall indemnify Indemnitee under this Section 7 for all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with each such claim, issue or matter, allocated on a reasonable and proportionate basis. For purposes of this Section 7 and, without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

Section 8.          Advance of Expenses for Indemnitee. If, by reason of Indemnitee’s Corporate Status, Indemnitee is, or is threatened to be, made a party to any Proceeding, the Fund shall, without requiring a preliminary determination of Indemnitee’s ultimate entitlement to indemnification hereunder (except as set out in this Section 8), advance all reasonable Expenses incurred by or on behalf of Indemnitee in connection with such Proceeding. Such advance or advances shall be made within ten days after the receipt by the Fund of a statement or statements requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding and may be in the form of, in the reasonable discretion of the Indemnitee (but without duplication) (a) payment of such Expenses directly to third parties on behalf of Indemnitee, (b) advancement to Indemnitee of funds in an amount sufficient to pay such Expenses or (c) reimbursement to Indemnitee for Indemnitee’s payment of such Expenses. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written affirmation by Indemnitee of Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Fund as authorized by law and by this Agreement has been met and a written undertaking by or on behalf of Indemnitee, in substantially the form attached hereto as Exhibit A or in such form as may be required under applicable law as in effect at the time of the execution thereof, to reimburse the portion of any Expenses advanced to Indemnitee relating to claims, issues or matters in the Proceeding as to which it shall ultimately be established that the standard of conduct has not been met by Indemnitee and which have not been successfully resolved as described in Section 7 of this Agreement. For so long as the Fund is subject to the Investment Company Act, any advancement of Expenses under this Agreement shall be subject to at least one of the following as a condition of the advancement: (a) Indemnitee shall provide a security for Indemnitee’s undertaking, (b) the Fund shall be insured against losses arising by reason of any lawful advances or (c) a majority of a quorum of the Disinterested Trustees, or Independent Counsel, in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full-trial-type inquiry), that there is no reason to believe that Indemnitee ultimately will be found to not be entitled to indemnification. To the extent that Expenses advanced to Indemnitee do not relate to a specific claim, issue or matter in the Proceeding, such Expenses shall be allocated on a reasonable and proportionate basis. The undertaking required by this Section 8 shall be an unlimited general obligation by or on behalf of Indemnitee and shall be accepted without reference to Indemnitee’s financial ability to repay such advanced Expenses and without any requirement to post security therefor.

4

Section 9.          Indemnification and Advance of Expenses as a Witness or Other Participant. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is or may be, by reason of Indemnitee’s Corporate Status, made a witness or otherwise asked to participate in any Proceeding, whether instituted by the Fund or any other party, and to which Indemnitee is not a party, Indemnitee shall be advanced all reasonable Expenses and indemnified against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith within ten days after the receipt by the Fund of a statement or statements requesting any such advance or indemnification from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee.

Section 10.        Procedure for Determination of Entitlement to Indemnification.

(a)       To obtain indemnification under this Agreement, Indemnitee shall submit to the Fund a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. Indemnitee may submit one or more such requests from time to time and at such time(s) as Indemnitee deems appropriate in Indemnitee’s sole discretion. The officer of the Fund receiving any such request from Indemnitee shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification.

(b)       Upon written request by Indemnitee for indemnification pursuant to Section 10(a) above, a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall promptly be made (i) by the Board by a majority vote of a quorum consisting of Disinterested Trustees or, if such a quorum cannot be obtained, then by a majority vote of a duly authorized committee of the Board consisting solely of one or more Disinterested Trustees, (ii) if Independent Counsel has been selected by the Board and approved by the Indemnitee, which approval shall not be unreasonably withheld, by Independent Counsel, in a written opinion to the Board, a copy of which shall be delivered to Indemnitee or (iii) if so directed by a majority of the members of the Board, by the shareholders of the Fund. If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten days after such determination. Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination in the discretion of the Board or Independent Counsel if retained pursuant to clause (ii) of this Section 10(b). Any Expenses incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Fund (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Fund shall indemnify and hold Indemnitee harmless therefrom.

(c)       The Fund shall pay the reasonable fees and expenses of Independent Counsel, if one is appointed.

5

Section 11.        Presumptions and Effect of Certain Proceedings.

(a)       In making any determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 10(a) of this Agreement, and the Fund shall have the burden of proof, by clear and convincing evidence, to overcome that presumption in connection with the making of any determination contrary to that presumption.

(b)       The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, upon a plea of nolo contendere or its equivalent, or entry of an order of probation prior to judgment, does not create a presumption that Indemnitee did not meet the requisite standard of conduct described herein for indemnification.

(c)       The knowledge and/or actions, or failure to act, of any other trustee, officer, employee or agent of the Fund or any other director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise shall not be imputed to Indemnitee for purposes of determining any other right to indemnification under this Agreement.

Section 12.        Remedies of Indemnitee.

(a)       If (i) a determination is made pursuant to Section 10(b) of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advance of Expenses is not timely made pursuant to Sections 8 or 9 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 10(b) of this Agreement within 60 days after receipt by the Fund of the request for indemnification, (iv) payment of indemnification is not made pursuant to Sections 7 or 9 of this Agreement within ten days after receipt by the Fund of a written request therefor, or (v) payment of indemnification pursuant to any other section of this Agreement or the Declaration of Trust or Bylaws of the Fund is not made within ten days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication in an appropriate court located in the State of Delaware, or in any other court of competent jurisdiction, of Indemnitee’s entitlement to such indemnification or advance of Expenses. Alternatively, Indemnitee, at Indemnitee’s option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Indemnitee shall commence a proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 12(a); provided, however, that the foregoing clause shall not apply to a proceeding brought by Indemnitee to enforce his rights under Section 7 of this Agreement. Except as set forth herein, the provisions of Delaware law (without regard to its conflicts of laws rules) shall apply to any such arbitration. The Fund shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

6

(b)      In any judicial proceeding or arbitration commenced pursuant to this Section 12, Indemnitee shall be presumed to be entitled to indemnification or advance of Expenses, as the case may be, under this Agreement and the Fund shall have the burden of proving that Indemnitee is not entitled to indemnification or advance of Expenses, as the case may be. If Indemnitee commences a judicial proceeding or arbitration pursuant to this Section 12, Indemnitee shall not be required to reimburse the Fund for any advances pursuant to Section 8 of this Agreement until a final determination is made with respect to Indemnitee’s entitlement to indemnification (as to which all rights of appeal have been exhausted or lapsed). The Fund shall, to the fullest extent not prohibited by law, be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 12 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Fund is bound by all of the provisions of this Agreement.

(c)       If a determination shall have been made pursuant to Section 10(b) of this Agreement that Indemnitee is entitled to indemnification, the Fund shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 12, absent a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification.

(d)      In the event that Indemnitee is successful in seeking, pursuant to this Section 12, a judicial adjudication of or an award in arbitration to enforce Indemnitee’s rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Fund, and shall be indemnified by the Fund for, any and all Expenses actually and reasonably incurred by him in such judicial adjudication or arbitration. If it shall be determined in such judicial adjudication or arbitration that Indemnitee is entitled to receive part but not all of the indemnification or advance of Expenses sought, the Expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.

Section 13.         Defense of the Underlying Proceeding.

(a)       Indemnitee shall notify the Fund promptly in writing upon being served with any summons, citation, subpoena, complaint, indictment, request or other document relating to any Proceeding which may result in the right to indemnification or the advance of Expenses hereunder and shall include with such notice a description of the nature of the Proceeding and a summary of the facts underlying the Proceeding. The failure to give any such notice shall not disqualify Indemnitee from the right, or otherwise affect in any manner any right of Indemnitee, to indemnification or the advance of Expenses under this Agreement unless the Fund’s ability to defend in such Proceeding or to obtain proceeds under any insurance policy is materially and adversely prejudiced thereby, and then only to the extent the Fund is thereby actually so prejudiced.

(b)      Subject to the provisions of the last sentence of this Section 13(b) and of Section 13(c) below, the Fund shall have the right to defend Indemnitee in any Proceeding which may give rise to indemnification hereunder; provided, however, that the Fund shall notify Indemnitee of any such decision to defend within 15 calendar days following receipt of notice of any such Proceeding under Section 13(a) above. The Fund shall not, without the prior written consent of Indemnitee, which shall not be unreasonably withheld or delayed, consent to the entry of any judgment against Indemnitee or enter into any settlement or compromise which (i) includes an admission of fault of Indemnitee, (ii) does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such Proceeding, which release shall be in form and substance reasonably satisfactory to Indemnitee or (iii) would impose any Expense, judgment, fine, penalty or limitation on Indemnitee. This Section 13(b) shall not apply to a Proceeding brought by Indemnitee under Section 12 of this Agreement.

7

(c)       Notwithstanding the provisions of Section 13(b) above, if in a Proceeding to which Indemnitee is a party by reason of Indemnitee’s Corporate Status, (i) Indemnitee reasonably concludes, based upon an opinion of counsel approved by the Fund, which approval shall not be unreasonably withheld, that Indemnitee may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with other defendants in such Proceeding, (ii) Indemnitee reasonably concludes, based upon an opinion of counsel approved by the Fund, which approval shall not be unreasonably withheld, that an actual or apparent conflict of interest or potential conflict of interest exists between Indemnitee and the Fund, or (iii) if the Fund fails to assume the defense of such Proceeding in a timely manner, Indemnitee shall be entitled to be represented by separate legal counsel of Indemnitee’s choice, subject to the prior approval of the Fund, which approval shall not be unreasonably withheld, at the expense of the Fund. In addition, if the Fund fails to comply with any of its obligations under this Agreement or in the event that the Fund or any other person takes any action to declare this Agreement void or unenforceable, or institutes any Proceeding to deny or to recover from Indemnitee the benefits intended to be provided to Indemnitee hereunder, Indemnitee shall have the right to retain counsel of Indemnitee’s choice, subject to the prior approval of the Fund, which approval shall not be unreasonably withheld, at the expense of the Fund (subject to Section 12(d) of this Agreement), to represent Indemnitee in connection with any such matter.

Section 14.        Non-Exclusivity; Survival of Rights; Subrogation; Investment Company Act.

(a)       The rights of indemnification and advance of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Declaration of Trust or Bylaws of the Fund, any agreement or a resolution of the shareholders entitled to vote generally in the election of trustees or of the Board, or otherwise. Unless consented to in writing by Indemnitee, no amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal, regardless of whether a claim with respect to such action or inaction is raised prior or subsequent to such amendment, alteration or repeal. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right or remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prohibit the concurrent assertion or employment of any other right or remedy.

(b)      In the event of any payment under this Agreement, the Fund shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Fund to bring suit to enforce such rights.

8

(c)       Notwithstanding anything contained in this Agreement to the contrary, the Fund shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable or payable or reimbursable as Expenses hereunder if and to the extent that (i) Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise, or (ii) for so long as the Fund is subject to the Investment Company Act, indemnification or payment or reimbursement of expenses would not be permissible under the Investment Company Act.

Section 15.         Insurance.

(a)       The Fund will use its reasonable best efforts to acquire trustees and officers liability insurance, on terms and conditions deemed appropriate by the Board, with the advice of counsel, covering Indemnitee or any claim made against Indemnitee by reason of his Corporate Status and covering the Fund for any indemnification or advance of Expenses made by the Fund to Indemnitee for any claims made against Indemnitee by reason of his Corporate Status.

(b)       Without in any way limiting any other obligation under this Agreement, the Fund shall indemnify Indemnitee for any payment by Indemnitee arising out of the amount of any deductible or retention and the amount of any excess of the aggregate of all judgments, penalties, fines, settlements and Expenses incurred by Indemnitee in connection with a Proceeding over the coverage of any insurance referred to in the previous sentence. The purchase, establishment and maintenance of any such insurance shall not in any way limit or affect the rights or obligations of the Fund or Indemnitee under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement by the Fund and the Indemnitee shall not in any way limit or affect the rights or obligations of the Fund under any such insurance policies. If, at the time the Fund receives notice from any source of a Proceeding to which Indemnitee is a party or a participant (as a witness or otherwise) the Fund has trustees and officers liability insurance in effect, the Fund shall give prompt notice of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies.

Section 16.         Coordination of Payments. The Fund shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable or payable or reimbursable as Expenses hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

Section 17.         Contribution. If the indemnification provided in this Agreement is unavailable in whole or in part and may not be paid to Indemnitee for any reason, other than for failure to satisfy the standard of conduct set forth in Section 4 or Section 8 or due to the provisions of Section 5, then, in respect to any Proceeding in which the Fund is jointly liable with Indemnitee (or would be if joined in such Proceeding), to the fullest extent permissible under applicable law, the Fund, in lieu or indemnifying and holding harmless Indemnitee, shall pay, in the first instance, the entire amount incurred by Indemnitee, whether for Expenses, judgments, penalties, and/or amounts paid or to be paid in settlement, in connection with any Proceeding without requiring Indemnitee to contribute to such payment, and the Fund hereby waives and relinquishes any right of contribution it may have at any time against Indemnitee.

9

Section 18.         Duration of Agreement; Binding Effect.

(a)       This Agreement shall continue until and terminate on the later of (i) the date that Indemnitee shall have ceased to serve as a trustee, officer, employee or agent of the Fund or as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving in such capacity at the request of the Fund, and (ii) the date that Indemnitee is no longer subject to any actual or possible Proceeding (including any rights of appeal thereto and any Proceeding commenced by Indemnitee pursuant to Section 12 of this Agreement).

(b)       The indemnification and advance of Expenses provided by, or granted pursuant to, this Agreement shall be binding upon and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Fund), shall continue as to an Indemnitee who has ceased to (i) be a trustee, officer, employee or agent of the Fund, or (ii) be a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving in such capacity at the request of the Fund, and shall inure to the benefit of Indemnitee and Indemnitee’s spouse, assigns, heirs, devisees, executors and administrators and other legal representatives.

(c)       The Fund shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Fund, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Fund would be required to perform if no such succession had taken place.

(d)       The Fund and Indemnitee agree that a monetary remedy for breach of this Agreement, at some later date, may be inadequate, impracticable and difficult of proof, and further agree that such breach may cause Indemnitee irreparable harm. Accordingly, the parties hereto agree that Indemnitee may enforce this Agreement by seeking injunctive relief and/or specific performance hereof, without any necessity of showing actual damage or irreparable harm and that by seeking injunctive relief and/or specific performance, Indemnitee shall not be precluded from seeking or obtaining any other relief to which Indemnitee may be entitled. Indemnitee shall further be entitled to such specific performance and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertakings in connection therewith. The Fund acknowledges that, in the absence of a waiver, a bond or undertaking may be required of Indemnitee by a court, and the Fund hereby waives any such requirement of such a bond or undertaking.

10

Section 19.         Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section, paragraph or sentence of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section, paragraph or sentence of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

Section 20.         Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. One such counterpart signed by the party against whom enforceability is sought shall be sufficient to evidence the existence of this Agreement.

Section 21.         Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

Section 22.         Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 23.         Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, on the day of such delivery, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(a)       If to Indemnitee, to the address set forth on the signature page hereto.

(b)      If to the Fund, to:

  CION Ares Diversified Credit Fund
  3 Park Avenue, 36th Floor
  New York, NY 10016
  Attn: Chief Legal Officer

or to such other address as may have been furnished in writing to Indemnitee by the Fund or to the Fund by Indemnitee, as the case may be.

Section 24.        Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflicts of laws rules.

[SIGNATURE PAGE FOLLOWS]

11

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CION ARES DIVERSIFIED CREDIT FUND:

By:
Name:	Daniel J. Hall
Title:	General Counsel, Chief Legal Officer and Secretary

INDEMNITEE:

Name:
Title: Trustee
Address:

1

EXHIBIT A

AFFIRMATION AND UNDERTAKING TO REPAY EXPENSES ADVANCED

To:  The Board of Trustees of CION Ares Diversified Credit Fund

Re:  Affirmation and Undertaking

Ladies and Gentlemen:

This Affirmation and Undertaking is being provided pursuant to that certain Indemnification Agreement dated as of the ____ day of ______, 20___, by and between CION Ares Diversified Credit Fund, a Delaware statutory trust (the “Fund”), and the undersigned Indemnitee (the “Indemnification Agreement”), pursuant to which I am entitled to advance of Expenses in connection with [Description of Proceeding] (the “Proceeding”).

Terms used herein and not otherwise defined shall have the meanings specified in the Indemnification Agreement.

I am subject to the Proceeding by reason of my Corporate Status or by reason of alleged actions or omissions by me in such capacity. I hereby affirm my good faith belief that at all times, insofar as I was involved as a trustee of the Fund, in any of the facts or events giving rise to the Proceeding, I (1) did not act with bad faith or active or deliberate dishonesty, (2) did not receive any improper personal benefit in money, property or services and (3) in the case of any criminal proceeding, had no reasonable cause to believe that any act or omission by me was unlawful.

In consideration of the advance of Expenses by the Fund for reasonable attorneys’ fees and related Expenses incurred by me in connection with the Proceeding (the “Advanced Expenses”), I hereby agree that if, in connection with the Proceeding, it is established that (1) an act or omission by me was material to the matter giving rise to the Proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty or (2) I actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, I had reasonable cause to believe that the act or omission was unlawful, then I shall promptly reimburse the portion of the Advanced Expenses relating to the claims, issues or matters in the Proceeding as to which the foregoing findings have been established.

IN WITNESS WHEREOF, I have executed this Affirmation and Undertaking on this ___ day of ______________, 20___.

Name: _________________________

A-1